Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South Fifth Street
Richmond, VA 23219-0501

+1 804.444.7925 T
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Provides Information Regarding New Financial Reporting Structure for its Packaging Businesses

RICHMOND, Va., April 11, 2012—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, today provided information reflecting the new financial reporting structure for its packaging businesses. Beginning with the quarter ended March 31, 2012 (results scheduled to be released Wednesday, April 25), the company will report the financial results for its packaging businesses via three new market-focused segments: Food & Beverage; Home, Health & Beauty; and Industrial.

The new reporting structure reflects MWV’s focus on global packaging end markets, and is consistent with how the company now manages and evaluates financial performance of its packaging businesses. The new segments directly align with the profitable growth strategies MWV executes across global markets for beverage, food, tobacco, home and garden, beauty and personal care, healthcare, and industrial packaging.

To learn more about the new financial reporting structure, including historical data, please visit http://www.meadwestvaco.com/PackagingSegments/index.htm

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

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